UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 9, 2012

TALON INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13669	95-4654481
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

	21900 Burbank Blvd., Suite 270 Woodland Hills, California	91367
	(Address of Principal Executive Offices)	(Zip Code)

(818) 444-4100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

Effective May 9, 2012, Morris D. Weiss was appointed as a member of the Board of Directors of Talon International, Inc.  Mr. Weiss was appointed by written consent of the sole holder of Talon’s outstanding shares of Series B Preferred Stock, in accordance with the Certificate of Designation of Series B Convertible Preferred Stock, to fill the previously existing vacancy among one of the three director positions that the holders of our Series B Preferred Stock are entitled to elect.

Mr. Weiss (age 52) is a partner at the law firm Hohmann, Taube & Summers, LLP, where Mr. Weiss specializes in commercial bankruptcy and restructuring matters as well as complex commercial litigation.  Prior to joining Hohmann, Taube & Summers, LLP in 2010, Mr. Weiss was the Managing Director of IP Navigation Group, LLC, an international patent monetization company, from April 2010 to August 2010.  Mr. Weiss was the Managing Director of Investment Banking of MDB Capital Group, LLC, an independent broker dealer, from May 2009 to April 2010.  From January 2009 to April 2010, Mr. Weiss served on the board of directors of Atlas Mining Company (n/k/a Applied Minerals, Inc. (OTCQB: AMNL.OB)), the leading global producer of Halloysite Clay solutions, and from November 2008 to April 2009, Mr. Weiss served as the company’s Chief Restructuring Officer.  From February 2002 to October 2008, Mr. Weiss was the Managing Director and Head of Investment Banking of Tejas Securities Group, Inc., a full service, independent broker dealer.

Mr. Weiss has been nominated for reelection by the holders of the Series B Preferred Stock at the Talon 2012 Annual Meeting of Stockholders currently scheduled for June 14, 2012.

Mr. Weiss does not have any family relationships with any of Talon’s other directors or executive officers.  Mr. Weiss does not have a direct or indirect material interest in any transaction with Talon involving an amount exceeding $120,000, and no such transaction is currently proposed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON INTERNATIONAL, INC.

Date: May 11, 2012	By:	/s/ Lonnie D. Schnell
Lonnie D. Schnell, Chief Executive Officer